Exhibit 99.1

NEWS RELEASE

MetroCorp Bancshares, Inc. Announces
Net Income of $2.8 Million for First Quarter 2012, an Increase of 30%.
Earnings of $0.16 per Diluted Common Share Compared with $0.12 in 2011.

HOUSTON, TEXAS – (April 20, 2012), MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation, which provides community banking services through its subsidiaries, MetroBank, N.A., serving Texas, and Metro United Bank, serving California, today announced the operating results for the first quarter of 2012.

   Financial Highlights

●	Net income of $2.8 million for the first quarter of 2012 improved 30.2% compared with $2.1 million for the first quarter of 2011.
●	Earnings per diluted common share of $0.16 increased 33.3% for the first quarter of 2012 compared with $0.12 for the first quarter of 2011.
●	Total nonperforming assets at March 31, 2012 declined $6.5 million or 10.1% to $57.4 million compared with $63.9 million at December 31, 2011.
●	The ratio of nonperforming assets to total assets declined to 3.83% at March 31, 2012 compared with 4.27% at December 31, 2011.
●	Net interest margin was 3.93% for the first quarter of 2012 compared with 3.85% for the first quarter of 2011.
●	Total risk-based capital ratio increased to 17.59% at March 31, 2012 compared with 17.30% at December 31, 2011.

George M. Lee, Executive Vice Chairman, President and CEO of MetroCorp Bancshares, Inc. stated, “It is always encouraging to be able to start a new year with a solid first quarter of performance.  The financial highlights outlined above were consistent with the goals we had set for ourselves; a stronger start for the first quarter of 2012 as compared to the first quarter of 2011, especially with regard to the Company’s net income and net interest margin.  Net income increased from $2.1 million for the first quarter 2011 to $2.8 million for the first quarter 2012, with an improved net interest margin of 3.93% for the first quarter of 2012 as compared to 3.85% for the first quarter of 2011.

“The Company’s asset quality improvement trend also continued with consistent quarterly progress as evidenced by the $6.5 million decline in nonperforming assets between the quarter ending December 31, 2011 and quarter ending March 31, 2012.  In addition, a $7.3 million non-accruing hotel loan in Texas was sold after the end of the first quarter.

“With a solid foundation to begin the new year, management is looking forward to a year of healthy and well-balanced loan growth in both Texas and California.”

Interest income and expense
Net interest income for the three months ended March 31, 2012 was $13.6 million, a decrease of $56,000 or 0.4% compared with $13.7 million for the same period in 2011. The decrease for the three months ended March 31, 2012 was due primarily to a decline in average total loans, partially offset by lower cost and volume of deposits.  On a linked-quarter basis, net interest income increased $72,000 to $13.6 million compared with the three months ended December 31, 2011.

The net interest margin for the three months ended March 31, 2012 was 3.93%, an increase of eight basis points compared with 3.85% for the same period in 2011. The yield on average earning assets decreased 17 basis points, and the cost of average earning assets decreased 25 basis points for the same periods.  On a linked-quarter basis, the net interest margin for the three months ended March 31, 2012 increased six basis points compared with 3.87% for the three months ended December 31, 2011. The yield on average earning assets increased three basis points, and the cost of average earning assets decreased three basis points compared with the yields at December 31, 2011.

Interest income for the three months ended March 31, 2012 was $16.4 million, down $1.1 million or 6.0% compared with $17.5 million for the same period in 2011, primarily due to lower loan volume and lower yield on securities, partially offset by an increase in the yield of federal funds sold and other short-term investments.  Average earning assets decreased $48.6 million or 3.4% to $1.40 billion for the first quarter of 2012, compared with $1.44 billion for the same period in 2011.  Average total loans decreased $77.1 million or 6.8% to $1.05 billion for the first quarter of 2012 compared with $1.13 billion for the first quarter of 2011. The yield on average earning assets for the first quarter of 2012 was 4.73% compared with 4.90% for the first quarter of 2011.

Interest expense for the three months ended March 31, 2012 was $2.8 million, down $997,000 or 26.6% compared with $3.8 million for the same period in 2011, primarily due to lower deposit cost and lower time deposit volume. Average interest-bearing deposits were $1.00 billion for the first quarter of 2012, a decrease of $49.5 million or 4.7% compared with $1.05 billion for the same period of 2011. The cost of interest-bearing deposits for the first quarter of 2012 was 0.87% compared with 1.21% for the first quarter of 2011.  Average other borrowings, excluding junior subordinated debentures, were $26.0 million for the first quarter of 2012, a decrease of $30.6 million or 54.0% compared with $56.6 million for the first quarter of 2011.  The cost of other borrowings for the first quarter of 2012 was 3.82% compared with 2.01% for the first quarter of 2011, primarily due to borrowings with a lower cost being paid off.

Noninterest income and expense
Noninterest income for the three months ended March 31, 2012 was $1.8 million an increase of $144,000 or 8.7% compared with $1.7 million for the same period in 2011. The increase for the three months ended March 31, 2012 was primarily due to losses sustained on securities transactions during the first quarter of 2011, and an increase in service fees combined with a decline in net impairments on securities during the first quarter of 2012.

Noninterest expense for the three months ended March 31, 2012 was $10.9 million, a decrease of $830,000 or 7.1% compared with $11.8 million for the same period in 2011.  The decrease was mainly the result of decreases in other noninterest expense and FDIC assessments, partially offset by increases in salaries and employee benefits and expenses related to ORE.  Other noninterest expense declined primarily due to a decrease in the provision for unfunded commitments.

Salaries and employee benefits expense for the three months ended March 31, 2012 was $5.9 million, an increase of $676,000 or 12.9% compared with $5.2 million for the same period in 2011. The increase was primarily due to increases in bonus accruals and employee healthcare benefits expense.

Provision for loan losses
The following table summarizes the provision for loan losses and net charge-offs as of and for the quarters indicated:

	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
	(dollars in thousands)
Allowance for Loan Losses
Balance at beginning of quarter	$28,321	$29,969	$30,393	$31,883	$33,757
Provision for loan losses for quarter	400	1,275	875	1,245	330
Net charge-offs for quarter	(655)	(2,923)	(1,299)	(2,735)	(2,204)
Balance at end of quarter	$28,066	$28,321	$29,969	$30,393	$31,883

Total loans	$1,046,549	$1,044,616	$1,059,165	$1,065,167	$1,096,207

Allowance for loan losses to total loans	2.68%	2.71%	2.83%	2.85%	2.91%
Net charge-offs to total loans	0.06%	0.28%	0.12%	0.26%	0.20%

The provision for loan losses for the three months ended March 31, 2012 was $400,000, an increase of $70,000 compared with $330,000 for the same period in 2011.  On a linked-quarter basis, the provision for loan losses in the first quarter of 2012 decreased $875,000 to $400,000 compared with $1.3 million for the fourth quarter of 2011, primarily as a result of lower net charge-offs and a reduction in nonperforming assets.

Net charge-offs for the three months ended March 31, 2012 were $655,000 or 0.06% of total loans compared with net charge-offs of $2.2 million or 0.20% of total loans for the three months ended March 31, 2011. The net charge-offs for the first quarter of 2012 primarily consisted of $535,000 in loans from Texas and $120,000 in loans from California.

Asset Quality
The following table summarizes nonperforming assets as of the dates indicated:

	March 31, 2012	December 31, 2011	September 30, 2011
	(dollars in thousands)
Nonperforming Assets
Nonaccrual loans	$25,704	$31,099	$29,664
Accruing loans 90 days or more past due	-	-	28
Troubled debt restructurings - accruing	-	-	-
Troubled debt restructurings - nonaccruing	16,073	13,763	18,660
Other real estate (“ORE”)	15,638	19,018	23,844
Total nonperforming assets	57,415	63,880	72,196

Total nonperforming assets to total assets	3.83%	4.27%	4.82%

Total nonperforming assets at March 31, 2012 were $57.4 million ($40.0 million from Texas and $17.4 million from California) compared with $63.9 million at December 31, 2011 ($46.2 million from Texas and $17.7 million from California), a decrease of $6.5 million or 10.1%. The ratio of total nonperforming assets to total assets decreased to 3.83% at March 31, 2012 from 4.27% at December 31, 2011. The decrease in nonperforming assets in Texas consisted primarily of a net decline of $2.6 million in combined nonaccrual loans and nonaccrual troubled debt restructurings (“TDRs”), and a $3.5 million decline in ORE. In Texas, nonaccrual loans decreased primarily due to $1.5 million received in payoffs, a $1.2 million note sale and $992,000 in charge-offs, partially offset by the addition of two loans totaling $1.7 million. The decrease in nonperforming assets in California primarily consisted of decreases of $338,000 in nonaccrual loans and $156,000 in nonaccrual TDRs, partially offset by an increase in ORE.

ORE, at March 31, 2012, decreased $3.4 million compared with December 31, 2011, which included a decrease of $3.5 million in Texas, partially offset by an increase of $165,000 in California.  The decrease in Texas was primarily the result of the sale of two properties.  The increase in California was primarily the result of one loan that was transferred to ORE.

Approximately $39.8 million or 95.3% of nonaccrual loans and nonaccruing TDRs at March 31, 2012, are collateralized by real estate.  Management is closely monitoring the loan portfolio and actively working on problem loan resolutions but uncertain economic conditions could further impact the loan portfolio.

Management conference call.  On Monday, April 23, 2012, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the first quarter 2012 results.  A brief management presentation will be followed by a question and answer period.  To participate by phone, U.S. callers may dial 1.877.407.8291 (International callers may dial 1.201.689.8345) and ask for the MetroCorp conference.  The call will be webcast by Shareholder.com  and can be accessed at MetroCorp’s web site at www.metrobank-na.com.  An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.

MetroCorp Bancshares, Inc., provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has thirteen full-service banking locations in the greater Houston and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. As of December 31, 2011, the Company had consolidated assets of $1.5 billion.  For more information, visit the Company’s web site at www.metrobank-na.com.

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements describe the Company’s future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company’s control.  Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company’s net interest margin; (3) the failure of or changes in management’s assumptions regarding the adequacy of the allowance for loan losses; (4) an adverse change in the real estate market in the Company’s primary market areas; (5) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry; (6) the effect of compliance, or failure to comply within stated deadlines, with the provisions of the Formal Agreement between MetroBank and the Office of the Comptroller of the Currency; (7) the effect of compliance, or failure to comply within stated deadlines, with the provisions of the Consent Order between Metro United Bank and the Federal Deposit Insurance Corporation and the California Department of Financial Institutions; (8) increases in the level of nonperforming assets; (9) changes in the availability of funds which could increase costs or decrease liquidity; (10) the effects of competition from other financial institutions operating in the Company’s market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (11) changes in accounting principles, policies or guidelines; (12) a deterioration or downgrade in the credit quality and credit agency ratings of the securities in the Company’s securities portfolio; (13) the incurrence and possible impairment of goodwill associated with an acquisition; (14) the Company’s ability to raise additional capital; (15) the inability to fully realize the Company’s net deferred tax asset; and (16) the Company’s ability to adapt successfully to technological changes to meet customers’ needs and developments in the marketplace. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements.  These and other risks and factors are further described from time to time in the Company’s 2011 Annual Report on Form 10-K and other reports and other documents filed with the Securities and Exchange Commission.

For more information contact:
MetroCorp Bancshares, Inc., Houston
George Lee, Executive Vice Chairman, President & CEO, (713) 776-3876, or
David Choi, Executive Vice President& CFO, (713) 776-3876

MetroCorp Bancshares, Inc.
(In thousands, except share amounts)
(Unaudited)

	March 31,	December 31,
	2012	2011
Consolidated Balance Sheets
Assets
Cash and due from banks	$25,692	$28,798
Federal funds sold and other short-term investments	157,620	164,811
Total cash and cash equivalents	183,312	193,609
Securities available-for-sale, at fair value	191,215	172,389
Securities held-to-maturity, at cost (fair value $4,577 at March 31, 2012 and $4,536 at December 31, 2011)	4,046	4,046
Other investments	6,375	6,484
Loans, net of allowance for loan losses of $28,066 and $28,321, respectively	1,018,483	1,015,095
Loans, held-for-sale	-	1,200
Accrued interest receivable	4,367	4,327
Premises and equipment, net	4,496	4,697
Goodwill	14,327	14,327
Core deposit intangibles	101	115
Deferred tax asset	14,785	14,995
Customers' liability on acceptances	5,075	5,152
Foreclosed assets, net	15,638	19,018
Cash value of bank owned life insurance	31,775	31,427
Prepaid FDIC assessment	4,822	5,204
Other assets	2,190	2,446
Total assets	$1,501,007	$1,494,531

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$258,043	$259,397
Interest-bearing	998,784	992,178
Total deposits	1,256,827	1,251,575
Junior subordinated debentures	36,083	36,083
Other borrowings	26,000	26,315
Accrued interest payable	285	310
Acceptances outstanding	5,075	5,152
Other liabilities	9,341	9,913
Total liabilities	1,333,611	1,329,348
Commitments and contingencies	-	-
Shareholders' Equity:
Preferred stock, $1.00 par value, 2,000,000 shares authorized; 45,000 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	45,039	45,003
Common stock, $1.00 par value, 50,000,000 shares authorized; 13,346,815 and 13,340,815 shares issued; 13,333,047 and 13,340,815 shares outstanding at March 31, 2012 and December 31, 2011, respectively	13,347	13,341
Additional paid-in-capital	33,874	33,816
Retained earnings	75,357	73,188
Accumulated other comprehensive loss	(109)	(165)
Treasury stock, at cost	(112)	-
Total shareholders' equity	167,396	165,183
Total liabilities and shareholders' equity	$1,501,007	$1,494,531

Nonperforming Assets and Asset Quality Ratios
Nonaccrual loans	$25,704	$31,099
Accruing loans 90 days or more past due	-	-
Troubled debt restructurings - accrual	-	-
Troubled debt restructurings - nonaccrual	16,073	13,763
Other real estate ("ORE")	15,638	19,018
Total nonperforming assets	57,415	63,880

Total nonperforming assets to total assets	3.83%	4.27%
Total nonperforming assets to total loans and ORE	5.41%	6.01%
Allowance for loan losses to total loans	2.68%	2.71%
Allowance for loan losses to total nonperforming loans	67.18%	63.13%
Net year-to-date charge-offs to total loans	0.06%	0.88%
Net year-to-date charge-offs	$655	$9,161
Total loans to total deposits	83.27%	83.46%

MetroCorp Bancshares, Inc.
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months
	Ended March 31,
	2012	2011
Average Balance Sheet Data
Total assets	$1,493,413	$1,539,437
Securities	184,531	179,198
Total loans	1,048,717	1,125,832
Allowance for loan losses	28,707	34,632
Net loans	1,020,010	1,091,200
Total interest-earning assets	1,395,329	1,443,913
Total deposits	1,247,878	1,272,603
Other borrowings and junior subordinated debt	62,090	92,672
Total shareholders' equity	167,029	160,094

Income Statement Data
Interest income:
Loans	$14,999	$16,002
Securities:
Taxable	1,027	1,228
Tax-exempt	117	98
Federal funds sold and other short-term investments	255	123
Total interest income	16,398	17,451
Interest expense:
Time deposits	1,536	2,226
Demand and savings deposits	635	920
Other borrowings	583	605
Total interest expense	2,754	3,751
Net interest income	13,644	13,700
Provision for loan losses	400	330
Net interest income after provision for loan losses	13,244	13,370
Noninterest income:
Service fees	1,117	1,056
Other loan-related fees	70	97
Letters of credit commissions and fees	197	184
Gain (loss) on securities, net	12	(50)

Total other-than-temporary impairment ("OTTI") on securities	(39)	(105)
Less: Noncredit portion of OTTI	-	(17)
Net impairments on securities	(39)	(88)
Other noninterest income	446	460
Total noninterest income	1,803	1,659
Noninterest expense:
Salaries and employee benefits	5,921	5,245
Occupancy and equipment	1,689	1,802
Foreclosed assets, net	1,001	675
FDIC assessment	397	861
Other noninterest expense	1,925	3,180
Total noninterest expense	10,933	11,763
Income before provision for income taxes	4,114	3,266
Provision for income taxes	1,346	1,140
Net income	$2,768	$2,126

Dividends and discount - preferred stock	$(598)	$(605)
Net income applicable to common stock	$2,170	$1,521

Per Share Data
Earnings per share - basic	$0.16	$0.12
Earnings per share - diluted	0.16	0.12
Weighted average shares outstanding:
Basic	13,169	13,136
Diluted	13,309	13,205
Dividends per common share	$-	$-

Performance Ratio Data
Return on average assets	0.75%	0.56%
Return on average shareholders' equity	6.67%	5.39%
Net interest margin	3.93%	3.85%
Efficiency ratio (1)	66.96%	67.87%
Equity to assets (average)	11.18%	10.40%

(1)
The efficiency ratio is calculated by dividing total noninterest expense, excluding loan loss provisions, goodwill impairment, provisions for unfunded commitments, writedowns on foreclosed assets and gains and losses on sales of foreclosed assets, by net interest income plus noninterest income, excluding impairment on securities.